Pressemitteilung

E.ON schließt die Übertragung von innogy Anleihen in Höhe von rund 11,5 Milliarden Euro erfolgreich ab

•	Inhabern von innogy Anleihen wurde E.ON SE als neuer Schuldner oder Garant angeboten

•	99,95 Prozent aller innogy Anleihen wurden erfolgreich in Deutschlands bisher größtem Liability Management übertragen

•	E.ON hat jetzt die Finanzierungsaktivitäten von innogy im Rahmen des Integrationsprozesses vollständig zentralisiert

Nach dem Start von Deutschlands größtem Liability Management im August 2020 hat E.ON nun die Transaktion zur Harmonisierung der Finanzierungsstruktur des Konzerns abgeschlossen.

In einem komplexen, mehrstufigen Prozess wurden 17 Anleihen auf Basis des deutschen Schuldverschreibungsgesetzes übertragen, für zwei Anleihen erfolgten Umtauschangebote. Damit wurde eine hervorragende Quote von 99,95 Prozent der ausstehenden Anleihen erfolgreich übertragen. Alle übertragenen Anleihen profitieren nun in vollem Umfang von der Bonität von E.ON und der transparenten Finanzberichterstattung der Gruppe. Im Gegenzug wurden alle Ratingverträge von innogy gekündigt.

E.ON-Finanzvorstand Marc Spieker: „Das positive Feedback der Anleiheinvestoren bestärkt uns eindeutig darin, dass wir in der Beziehung zu unseren Gläubigern die richtigen Grundsätze verfolgen. Zudem zeigt es, dass Investoren darauf zählen können, dass wir auch genau nach diesen Grundsätzen handeln.“

Citigroup und NatWest Markets unterstützen bei der Durchführung der Transaktion. White & Case fungierte als Rechtsberater.

Diese Pressemitteilung enthält möglicherweise bestimmte in die Zukunft gerichtete Aussagen, die auf den gegenwärtigen Annahmen und Prognosen der Unternehmensleitung des E.ON-Konzerns und anderen derzeit verfügbaren Informationen beruhen. Verschiedene bekannte wie auch unbekannte Risiken und Ungewissheiten sowie sonstige Faktoren können dazu führen, dass die tatsächlichen Ergebnisse, die Finanzlage, die Entwicklung oder die Leistung der Gesellschaft wesentlich von den hier abgegebenen Einschätzungen abweichen. Die E.ON SE beabsichtigt nicht und übernimmt keinerlei Verpflichtung, derartige zukunftsgerichtete Aussagen zu aktualisieren und an zukünftige Ereignisse oder Entwicklungen anzupassen.

Exhibit 1.15

E.ON SE

Brüsseler Platz 1

45131 Essen

www.eon.com

Bitte Rückfragen an:

Dr. Christian Drepper

T+49 151 163 10 889

christian.drepper@eon.com

25. November 2020

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Important information:

The notes and any new securities resulting from the liability management exercise (the “Consent Solicitations”) have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Consent Solicitations are made with regard to the notes of innogy Finance B.V., a private company with limited liability (besloten vennotschap) incorporated under Dutch law (the “Existing Issuer”), guaranteed by innogy SE, a European Company (Societas Europaea) organized in the Federal Republic of Germany under German and European laws (the “Existing Issuer”) and are subject to German disclosure and procedural requirements that are different from those of the United States. Any financial information included in this press release has been prepared in accordance with applicable accounting standards in Germany that may not be comparable to the financial statements of United States companies. The Consent Solicitations will be made in the United States in reliance on exemptions from Section 14(e) of the U.S. Securities Exchange Act of 1934, as amended. As a result, the Consent Solicitations will be made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to the timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law. It may be difficult for noteholders to enforce their rights and any claim noteholders may have arising under the federal securities laws, since E.ON International Finance B.V. (the “Substitute Issuer”) and E.ON SE (the “New Guarantor”) are located in non-U.S. jurisdictions, and some or all of their officers and directors may be residents of non-U.S. jurisdictions. Noteholders may not be able to sue the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel the Substitute Issuer, the New Guarantor, the Existing Issuer or the Existing Guarantor and their respective affiliates to subject themselves to a U.S. court’s judgment.

Noteholders should be aware that the Substitute Issuer may purchase the notes otherwise than under the Consent Solicitations, such as in open market or privately negotiated purchases.